EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

AURUM VENTURES M.K.I. LTD.

By: /s/ Nir Dror-Darwish
Name: Nir Dror-Darwish Title: Authorized Signatory

By: /s/ Ilan Lior
Name: Ilan Lior Title: Authorized Signatory Date: February 24, 2022

/s/ Morris Kahn
MORRIS KAHN Date: February 24, 2022